                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Antares Pharma, Inc.:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the caption "Experts" in the Registration Statement.

Our report covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the Company's negative working capital, recurring losses and negative cash flows from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report covering the December 31, 2002 consolidated financial statements refers to the Company's adoption of the cumulative deferral method of revenue recognition for licensing arrangements in 2000 and the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002.

                                        /s/ KPMG LLP


Minneapolis, Minnesota
March 21, 2003